Exhibit 99.1

July 20, 2020             FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$0.93 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2020:

•Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $241.0 million, or 4.9%, from December 31, 2019, to June 30, 2020.  This increase was primarily in other residential (multi-family) loans, commercial business loans, one- to four-family residential loans and commercial real estate loans.  These increases were partially offset by decreases in construction loans and consumer auto loans.  Total gross loans increased $186.5 million during the three months ended June 30, 2020, approximately $120 million of which were loans pursuant to the Paycheck Protection Program (PPP). The FDIC-assisted acquired loan portfolios decreased $16.5 million during the six months ended June 30, 2020.  Outstanding net loan receivable balances increased $245.7 million, from $4.15 billion at December 31, 2019 to $4.40 billion at June 30, 2020.

•Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $11.6 million at June 30, 2020, a decrease of $613,000 from $12.2 million at March 31, 2020 and a decrease of $929,000 from $12.6 million at December 31, 2019.  Non-performing assets at June 30, 2020 were $7.6 million (0.14% of total assets), a decrease of $423,000 from $8.1 million (0.16% of total assets) at March 31, 2020 and a decrease of $542,000 from $8.2 million at December 31, 2019.

•Net Interest Income: Net interest income for the second quarter of 2020 decreased $1.4 million (or approximately 3.3%) to $43.5 million compared to $44.9 million for the second quarter of 2019. Net interest income was also $44.9 million for the first quarter of 2020.  Net interest margin was 3.39% for the quarter ended June 30, 2020, compared to 3.97% for the second quarter of 2019 and 3.84% for the quarter ended March 31, 2020. The decrease in net interest margin compared to both the first quarter of 2020 and the second quarter of 2019 was approximately equally the result of: (1) decreases in the average yield on loans and other interest-earning assets, due to significant decreases in market interest rates (primarily one-month LIBOR rates) compared to a year ago and compared to the first quarter of 2020 and (2) significant increases in cash equivalents, investment securities and PPP loans, all of which have much lower yields compared to the overall loan portfolio.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the periods was 12 basis points for the each of the quarters ended June 30, 2020 and June 30, 2019, and 16 basis points for the quarter ended March 31, 2020.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. During the quarter ended June 30, 2020, the Company further enhanced its regulatory capital position with the issuance of $75.0 million of subordinated notes. On a preliminary basis, as of June 30, 2020, the Company’s Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 12.5%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 17.2%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2020, were $0.93 per diluted common share ($13.2 million available to common shareholders) compared to $1.28 per diluted common share ($18.4 million available to common shareholders) for the three months ended June 30, 2019.

Preliminary earnings for the six months ended June 30, 2020, were $1.98 per diluted common share ($28.1 million available to common shareholders) compared to $2.52 per diluted common share ($36.0 million available to common shareholders) for the six months ended June 30, 2019.

For the quarter ended June 30, 2020, annualized return on average common equity was 8.45%, annualized return on average assets was 0.98%, and annualized net interest margin was 3.39%, compared to 13.24%, 1.52% and 3.97%, respectively, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, annualized return on average common equity was 9.18%, return on average assets was 1.08%, and annualized net interest margin was 3.61%, compared to 13.18%, 1.51% and 4.02%, respectively, for the six months ended June 30, 2019.

Great Southern President and CEO Joseph W. Turner commented, “As we continue to manage through the pandemic, our primary concern is for the well-being of our associates, customers and communities. Our thoughts are with those directly affected by COVID-19. We remain steadfast in following CDC health guidelines, while providing our customers ready access to our products and services. Some of our customers unfortunately are facing financial hardships, and we are actively working with them to assist with whatever difficulty they may be experiencing.

“The duration and severity of the pandemic remains unknown, creating great uncertainty and challenges to the U. S. economy. As when the crisis started, we remain ready to respond to the challenges produced by these uncertain times and are in a position of strength regarding capital, earnings and liquidity.

“As expected in this operating climate, our earnings declined in the second quarter as compared to the year ago quarter, and such decline was primarily driven by loan loss provision expense, which was $4.4 million higher than the second quarter a year ago. Still, we achieved earnings of $0.93 per diluted common share. Pre-tax, pre-provision earnings were down $1.3 million, or 5.6%, due mainly to lower net interest income during the second quarter. Net interest income was affected by the Federal Reserve’s significant interest rate cuts in March, additional lower earning assets (SBA’s Paycheck Protection Program loans, investment securities and cash balances held at the Federal Reserve Bank), and interest expense related to the subordinated debt offering completed in mid-June.  The rate cuts negatively affected our net interest margin in the near term as a large portion of our loan portfolio is indexed to one-month LIBOR rates, with those rates declining almost immediately.  Most of our deposit portfolio will reprice lower, although not as quickly, as time deposits will primarily mature over the next year. On June 30, 2020, our cost of deposits was 29 basis points lower than it was on March 31, 2020.”

Turner continued, “Total gross loans (including the undisbursed portion of loans), increased $241 million, or 4.9%, from the end of 2019 to June 30, 2020, and increased $187 million during the second quarter of 2020. The increase during the last six months was primarily in other residential (multi-family) loans, commercial business loans, one- to four-family residential loans and commercial real estate loans.

“Through June 30, 2020, credit quality metrics remained very strong. In the second quarter, our net charge-offs were $127,000. Total charge-offs for the six months ended June 30, 2020, were $365,000. We fully understand the likelihood of difficult economic conditions in the near future, thus we have increased the allowance for loan losses by $9.5 million since the end of 2019.

“Loans with pandemic-related modifications totaled $1.0 billion at June 30, 2020. About 75% of the $1.0 billion balance were loans modified to interest-only payments for 90 days.  Based on customer feedback, we currently expect a large portion of these loans will return to normal principal and interest payments by the end of August 2020; however, a more severe or lengthier deterioration in economic conditions could change this outlook.

“Capital remained very strong at June 30, 2020, and our book value per share continued to grow. In spite of the obvious economic challenges caused by the COVID-19 pandemic, we expect that we will continue to operate profitably, albeit not at 2019 levels, and we currently anticipate that our regular quarterly dividend can be maintained for the foreseeable future.”

Turner concluded, “Our nearly 1,200 associates continue to amaze me with their dedication and resilience. Their extraordinary effort and show of compassion are deeply appreciated as we traverse this uncertain and challenging time together. With our great team, I remain confident that we’ll emerge an even stronger company as we focus on building winning long-term relationships with our customers and communities.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the rapidly-changing COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

In January 2020, the Company activated its long-established Pandemic Response Plan.  This plan promotes the health and safety of the Company’s constituents and specifies responsive actions to support continuous service for customers. A summary of the Company’s major COVID-19 responses and actions are highlighted below.

Great Southern Associates:  During this unprecedented time, the Company is working diligently with its nearly 1,200 associates to enforce CDC-advised health, hygiene and social distancing practices.  Approximately 50% of non-frontline associates are currently working from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing.

Paid time off and other benefits were enhanced and implemented to support Great Southern associates. Part-time associates were awarded paid sick benefits for the first time. Any full-time or part-time associate will receive full pay if placed under a restrictive quarantine due to COVID-19 infection or direct exposure to an infected individual. The Company’s Employee Assistance Program (EAP) was enhanced at no cost to associates and family members seeking counseling services for mental health and emotional support needs.

Great Southern Communities:  To support local COVID-19 relief efforts, in March 2020, Great Southern committed up to $300,000 to Feeding America food banks, local United Way agencies and other nonprofit organizations to address food insecurity and support critical health and human services. Throughout the second quarter of 2020, these funds were distributed to agencies serving Great Southern local markets across its 11-state franchise.

Great Southern Customers:  During the COVID-19 pandemic, taking care of customers and providing uninterrupted access to services are top priorities. As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services.  As health conditions in local markets dictate, Great Southern banking center lobbies are open following strict social distancing guidance from the CDC and local government officials. If customer lobbies are closed in a market area, then drive-thru service and in-person service by appointment are available.

The COVID-19 pandemic is causing a growing number of customers to experience financial uncertainty and hardships. The Company has been reaching out to customers and is strongly encouraging customers to call for assistance. Certain account maintenance and service fees are being waived or refunded for depository customers. Payment relief options and loan modifications for consumer and commercial loan customers are available on a case-by-case basis.  See Loan Modifications below for further details of loan modifications to date.

The Company has been actively utilizing the CARES Act stimulus package to assist consumers and businesses. The CARES Act made available Small Business Administration (SBA) lending programs that offer relief for small businesses, including the Paycheck Protection Program (PPP). Great Southern is participating in the PPP, which provides emergency financial support to small businesses (primarily those with less than 500 employees) by offering federally guaranteed loans through the SBA. These loans may be eligible for forgiveness contingent upon how the loan proceeds are used by the borrower. Through June 30, 2020, Great Southern has originated nearly 1,600 PPP loans totaling approximately $120 million.

As a resource to customers, a COVID-19 information center has been made available on the Company’s website, www.GreatSouthernBank.com.  General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Impacts to Our Business Going Forward:  The magnitude of the impact on the Company of the COVID-19 pandemic is not yet fully known, and will depend on the length and severity of the economic downturn brought on by the pandemic. The Company expects that the COVID-19 pandemic will impact our business in future periods in one or more of the following ways, among others. Each of these factors could, individually or collectively, result in reduced net income in future periods.

•Significantly lower market interest rates will have a negative impact on our variable rate loans indexed to LIBOR and prime

•Certain fees for deposit and loan products may be waived or reduced

•Point-of-sale fee income may decline due to a decrease in spending by our debit card customers as they may be adversely affected by reductions in their personal income and job losses

•Non-interest expenses may increase to deal with the effects of the COVID-19 pandemic, including cleaning costs, supplies, equipment and other items

•Banking center lobbies have now reopened, but could be closed again if the pandemic situation worsens

•Additional loan modifications may occur and borrowers may default on their loans, which may necessitate further increases to the allowance for loan losses

•The contraction in economic activity may reduce demand for our loans and for our other products and services

Loan Modifications

Through June 30, 2020, we have modified 431 commercial loans with an aggregate principal balance outstanding of $931 million and 1,702 consumer and mortgage loans with an aggregate principal balance outstanding of $80 million. The loan modifications are primarily within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board; therefore, they are not considered troubled debt restructurings or classified assets for regulatory purposes.  The modified loans are in the following categories (dollars in millions):

Collateral Type	# of Loans Modified	$ of Loans Modified	Interest Only 3 Months	Interest Only 4-6 Months	Interest Only 7-12 Months	Full Payment Deferral 3 Months	Full Payment Deferral 6 Months	Weighted Average Loan to Value

Retail	103	$261.3	$239.0	$4.3	$8.9	$5.6	$3.5	65%
Multifamily	52	190.5	166.1	24.4	—	—	—	69%
Healthcare	24	143.1	96.5	11.3	—	—	35.3	64%
Hotel/Motel	23	129.8	88.4	—	—	10.2	31.2	65%
Office	40	80.4	77.4	—	0.3	—	2.7	56%
Warehouse/Other	45	54.3	38.7	0.3	7.8	0.3	7.2	55%
Restaurants	36	36.9	20.6	—	—	1.8	14.5	61%
Commercial Business	92	27.9	14.3	2.0	5.5	—	6.1
Land	16	6.7	4.3	—	1.0	—	1.4
Total Commercial	431	930.9	745.3	42.3	23.5	17.9	101.9

Residential Mortgage	273	62.5	24.2	1.5	—	36.8	—	70%
Consumer	1,429	17.4	—	—	—	17.4	—
Total Consumer	1,702	79.9	24.2	1.5	—	54.2	—

Total	2,133	$1,010.8	$769.5	$43.8	$23.5	$72.1	$101.9

In July and August 2020, loans with an aggregate principal balance outstanding of $496 million are scheduled to return to their normal payment status.  Based on discussions with the borrowers, we expect a large portion of these loans to return to normal payments status by the end of August 2020; however, a more severe or lengthier deterioration in economic conditions could change this outlook.  A portion of these loans may be further modified within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net interest income	$43,455	$44,921	$88,393	$89,526
Provision for loan losses	6,000	1,600	9,871	3,550
Non-interest income	8,261	7,157	15,627	14,607
Non-interest expense	29,349	28,383	60,163	56,877
Provision for income taxes	3,164	3,720	5,915	7,718
Net income and net income available to common shareholders	$13,203	$18,375	$28,071	$35,988

Earnings per diluted common share	$0.93	$1.28	$1.98	$2.52

NET INTEREST INCOME

Net interest income for the second quarter of 2020 decreased $1.4 million to $43.5 million compared to $44.9 million for the second quarter of 2019.  Net interest margin was 3.39% in the second quarter of 2020, compared to 3.97% in the same period of 2019, a decrease of 58 basis points.  For the three months ended June 30, 2020, the net interest margin decreased 45 basis points compared to the net interest margin of 3.84% in the three months ended March 31, 2020.  The decrease in the margin from the prior year second quarter was partially the result of decreases in the average yield on loans and offset by a decrease in the average rate on time deposits when compared to the prior year period. The margin decrease also resulted from an increase in average interest-earning assets that were primarily at rates that were much lower than the current portfolio rates.  Increases included $260 million in loans ($120 million of which were PPP loans), $230 million of interest-earning cash equivalents and $125 million of investment securities. In addition, the subordinated notes issued in June 2020 reduced net interest income by approximately $200,000 in the second quarter of 2020. The decrease in the margin from the three months ended March 31, 2020, was primarily due to the same factors as discussed for the comparison of the prior year second quarter margin. The average interest rate spread was 3.12% for the three months ended June 30, 2020, compared to 3.64% for the three months ended June 30, 2019 and 3.54% for the three months ended March 31, 2020.

Net interest income for the six months ended June 30, 2020 decreased $1.1 million to $88.4 million compared to $89.5 million for the six months ended June 30, 2019.  Net interest margin was 3.61% in the six months ended June 30, 2020, compared to 4.02% in the same period of 2019, a decrease of 41 basis points.  The decrease in the margin comparing the six months ended June 30, 2020 to the six months ended June 30, 2019, was primarily due to the same factors as discussed above for the comparison of the current year second quarter margin to the prior year second quarter margin. The average interest rate spread was 3.32% for the six months ended June 30, 2020, compared to 3.69% for the six months ended June 30, 2019.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap was $400 million with a contractual termination date in October 2025.  Under the terms of the swap, the Company received a fixed rate of interest of 3.018% and paid a floating rate of interest equal to one-month USD-LIBOR.  The floating rate reset monthly and net settlements of interest due to/from the counterparty also occurred monthly.  To the extent that the fixed rate exceeded one-month USD-LIBOR, the Company received net interest settlements, which were recorded as interest income on loans.  If one-month USD-LIBOR exceeded the fixed rate of interest, the Company was required to pay net settlements to the counterparty and record those net payments as a reduction of interest income on loans. On March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the swap, effective immediately.  The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination.  This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it will be accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $3.6 million, respectively, in the three and six months ended June 30, 2020.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $4.2 million.  Of the remaining adjustments affecting interest income, we expect to recognize $2.2 million of interest income during the remainder of 2020.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

Three Months Ended
	June 30, 2020		June 30, 2019
(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$ 1,537	12 bps	$ 1,399	12 bps

Six Months Ended
	June 30, 2020		June 30, 2019
(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$ 3,403	14 bps	$ 2,911	13 bps

Excluding the impact of the additional yield accretion, net interest margin for the three and six months ended June 30, 2020, decreased 58 and 42 basis points when compared to the year-ago periods.  The compression in our margin excluding the impact of the additional yield accretion during the three and six months ended June 30, 2020 is primarily due to the same items as noted above.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2020, non-interest income increased $1.1 million to $8.3 million when compared to the quarter ended June 30, 2019, primarily as a result of the following items:

•Net gains on loan sales:  Net gains on loan sales increased $1.5 million compared to the prior year quarter.  The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•Other income:  Other income increased $667,000 compared to the prior year quarter. In the 2020 period, the Company recognized approximately $823,000 of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.

•Service charges and ATM fees:  Service charges and ATM fees decreased $1.2 million compared to the prior year period.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts. This was due to both a reduction in usage by customers and a decision near the end of the first quarter of 2020 to waive certain fees for customers in response to the COVID-19 pandemic, with the effects of that decision felt primarily during the second quarter of 2020.

For the six months ended June 30, 2020, non-interest income increased $1.0 million to $15.6 million when compared to the six months ended June 30, 2019, primarily as a result of the following items:

•Net gains on loan sales:  Net gains on loan sales increased $1.8 million compared to the prior year period.  The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period.  As noted above, fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•Other income:  Other income increased $894,000 compared to the prior year period. In the 2020 period, the Company recognized approximately $1.3 million of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.  The Company also recognized approximately $441,000 in income related to the exit of certain tax credit partnerships during the six months ended June 30, 2020. In the 2019 period, the Company recognized gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years prior in FDIC-assisted transactions, with no similar sales or recoveries in the current period.

•Service charges and ATM fees:  Service charges and ATM fees decreased $1.4 million compared to the prior year period. This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts. As noted above, a decision to waive certain fees for customers was made in response to the COVID-19 pandemic during the first quarter 2020 and customer usage decreased in the 2020 period. Also during the first quarter 2020, $200,000 in additional expenses netted into ATM fee income during the conversion to a new debit card processing system.

•Gain (loss) on derivative interest rate products:  The net loss on derivative interest rate products increased $446,000 compared to the net loss in the prior year quarter. In the 2020 period, the Company recognized a $514,000 decrease in the net fair value related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties.  As market interest rates fall this generally decreases the net fair value of these back-to-back swaps.  This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2020, non-interest expense increased $966,000 to $29.3 million when compared to the quarter ended June 30, 2019, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $1.4 million from the prior year quarter.  The increase was primarily due to annual employee compensation merit increases and increased incentives in lending and operations areas. Approximately half of the compensation increase was in the mortgage division where we have added staff and variable compensation increased due to significant increases in new mortgage loan originations, much of which is sold in the secondary market as noted above.

•Net occupancy expense:  Net occupancy expense increased $258,000 compared to the prior year quarter.  This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019. Also included in net occupancy expense for the 2020 quarter are COVID-19-related expenses for various items such as cleaning services, equipment, costs to set up remote work sites and other items.

•Advertising:  Advertising expense decreased $405,000 compared to the prior year quarter. This decrease was primarily due to activities related to sponsorship agreements being halted as a result of the COVID-19 pandemic.

•Other operating expenses: Other operating expenses decreased $187,000 from the prior year quarter. This decrease was primarily due to travel restrictions during the 2020 period. Total travel and entertainment for the three months ended June 30, 2020 was $77,000 compared to $462,000 during the prior year period. This decrease was partially offset with small increases in other expense categories. In response to the COVID-19 pandemic, the Company made contributions of $48,000 during the current year quarter to various organizations that assist the communities the Company serves.

•Insurance:  Insurance expense decreased $128,000 compared to the prior year quarter. This decrease was primarily due to a decrease in FDIC deposit insurance premiums.  The Bank had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The remaining credit offset a portion of the deposit insurance premium due for the three months ended June 30, 2020.

For the six months ended June 30, 2020, non-interest expense increased $3.3 million to $60.2 million when compared to the six months ended June 30, 2019, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $3.9 million in the six months ended June 30, 2020 compared to the prior year period. The increase was primarily due to annual employee compensation merit increases and increased incentives in lending, including mortgage lending activities as noted above, and operations areas. Additionally, in March 2020, the Company approved a special cash bonus to all employees totaling $1.1 million in response to the COVID-19 pandemic.

•Net occupancy expense:  Net occupancy expense increased $623,000 in the six months ended June 30, 2020 compared to the six months ended June 30, 2019.  This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019. Also included in net occupancy expense for the 2020 period are COVID-19-related expenses for various items such as cleaning services, equipment, costs to set up remote work sites and other items.

•Insurance:  Insurance expense decreased $412,000 compared to the prior year period. This decrease was primarily due to a decrease in FDIC deposit insurance premiums.  The Bank had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund leaving no premium being due for the three months ended March 31, 2020. The remaining credit offset the deposit insurance premium due during the three months ended June 30, 2020.

•Advertising:  Advertising expense decreased $311,000 compared to the prior year period. This decrease was primarily due to activities related to sponsorship agreements being halted as a result of the COVID-19 pandemic.

•Expense on other real estate owned and repossessions:  Expense on other real estate owned and repossessions decreased $292,000 compared to the prior year period primarily due to sales on other assets and higher valuation write-downs of certain foreclosed assets during the prior year period. During the 2019 period, valuation write-downs of certain foreclosed assets totaled approximately $444,000, while valuation write-downs in the 2020 period totaled approximately $213,000.

The Company’s efficiency ratio for the quarter ended June 30, 2020, was 56.75% compared to 54.50% for the same quarter in 2019. The efficiency ratio for the six months ended June 30, 2020, was 57.84% compared to 54.62% for the same period in 2019. The higher efficiency ratio in the 2020 three and six month periods were primarily due to an increase in non-interest expense. Despite this increase in non-interest expense, the Company’s ratio of non-interest expense to average assets was 2.17% and 2.32% for the three and six months ended June 30, 2020, respectively, compared to 2.35% and 2.38% for the three and six months ended June 30, 2019.  The decreases in the current three and six month ratios were primarily due to an increase in average assets in the 2020 periods compared to the 2019 periods.  Average assets for the three months ended June 30, 2020, increased $581.6 million, or 12.1%, from the three months ended June 30, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash.  Average assets for the six months ended June 30, 2020, increased $410.2 million, or 8.6%, from the six months ended June 30, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash.

INCOME TAXES

For the three months ended June 30, 2020 and 2019, the Company's effective tax rate was 19.3% and 16.8%, respectively.  For the six months ended June 30, 2020 and 2019, the Company's effective tax rate was 17.4% and 17.7%, respectively.  These effective rates were lower than the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to remain below the statutory rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) to be approximately 16.0% to 17.5% for the full year of 2020 and in future years.

CAPITAL

As of June 30, 2020, total stockholders’ equity and common stockholders’ equity were each $626.7 million (11.3% of total assets), equivalent to a book value of $44.50 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2019, were each $603.1 million (12.0% of total assets), equivalent to a book value of $42.29 per common share.  At June 30, 2020, the Company’s tangible common equity to tangible assets ratio was 11.1%, compared to 11.9% at December 31, 2019.  The reductions in the ratios of stockholders’ equity to total assets and tangible common equity to tangible assets were due to higher asset balances from increased levels of cash equivalents, investment securities and PPP and other loans. Included in stockholders’ equity at June 30, 2020 and December 31, 2019, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $26.0 million and $9.0 million, respectively.  This increase in unrealized gains primarily resulted from lower market interest rates which increased the fair value of the investment securities.

Also included in stockholders’ equity at June 30, 2020, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $33.1 million.  This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025.  At June 30, 2020, the remaining amount to be recorded in interest income was $42.8 million.  The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of June 30, 2020, the Company’s Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 12.5%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 17.2%.  On June 30, 2020, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 13.1%, Tier 1 Capital Ratio was 13.1%, and Total Capital Ratio was 14.2%.

During the quarter ended June 30, 2020, the Company further enhanced its regulatory capital position with the issuance of $75.0 million of 5.50% fixed-to-floating rate subordinated notes due June 15, 2030, which count as Tier 2 Capital in the calculation of the Total Capital Ratio.  The notes will accrue interest at the fixed rate of 5.50% to but excluding June 15, 2025. From and including June 15, 2025 to but excluding the maturity date of June 15, 2030, if not redeemed by the Company, the notes will accrue interest at a floating rate.

During the three months ended June 30, 2020, the Company did not repurchase any shares of its common stock and declared a regular cash dividend of $0.34 per common share.  During the six months ended June 30, 2020, the Company repurchased 183,707 shares of its common stock and declared regular cash dividends of $0.68 per common share.  In January 2020, the Company declared a special cash dividend of $1.00 per common share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $241.0 million, or 4.9%, from $4.9 billion at December 31, 2019, to $5.2 billion at June 30, 2020.  This increase was primarily in other residential (multi-family) loans ($159 million), commercial business loans ($128 million, including $120 million of PPP loans), one- to four-family residential loans ($76 million) and commercial real estate loans ($38 million).  These increases were partially offset by decreases in construction loans ($115 million) and consumer auto loans ($38 million). Total gross loans increased $186.5 million from March 31, 2020. The FDIC-assisted acquired loan portfolios had net decreases totaling $6.5 million and $16.5 million, respectively, during the three and six months ended June 30, 2020.  Outstanding net loan receivable balances increased $245.7 million, from $4.15 billion at December 31, 2019 to $4.40 billion at June 30, 2020, and increased $204.6 million from March 31, 2020.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 2020	March 2020	December 2019	December 2018	December 2017
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$158,687	$156,381	$155,831	$150,948	$133,587
Secured by real estate (not one- to four-family)	16,124	16,832	19,512	11,063	10,836
Not secured by real estate - commercial business	105,071	79,117	83,782	87,480	113,317

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	37,789	50,101	48,213	37,162	20,919
Secured by real estate (not one-to four-family)	753,589	809,436	798,810	906,006	718,277

Loan commitments not closed
Secured by real estate (one-to four-family)	112,769	141,432	69,295	24,253	23,340
Secured by real estate (not one-to four-family)	73,103	95,652	92,434	104,871	156,658
Not secured by real estate - commercial business	800	—	—	405	4,870

	$1,257,932	$1,348,951	$1,267,877	$1,322,188	$1,181,804

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

In the first quarter of 2020, pursuant to the recently-enacted CARES Act and guidance from the SEC and FASB, we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses.  Our first and second quarter financial statements are prepared under the existing incurred loss methodology standard for accounting for loan losses.

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff, to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended June 30, 2020 was $6.0 million compared with $1.6 million for the quarter ended June 30, 2019. The provision for loan losses for the six months ended June 30, 2020 was $9.9 million compared with $3.6 million for the six months ended June 30, 2019. Total net charge-offs were $127,000 and $997,000 for the three months ended June 30, 2020 and 2019, respectively.  During the quarter ended June 30, 2020, $115,000 of the $127,000 of net charge-offs were in the consumer category. Total net charge-offs were $365,000 and $2.7 million for the six months ended June 30, 2020 and 2019, respectively. During the six months ended June 30, 2020, $382,000 of the $365,000 of net charge-offs were in the consumer category. We have seen and expect to continue to see rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At June 30, 2020, indirect automobile loans totaled approximately $74 million.  We expect this balance will be largely paid off in the next two years. General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

All FDIC-acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-assisted acquired loans, was 1.14%, 1.00% and 1.07% at June 30, 2020, December 31, 2019 and March 31, 2020, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2020, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate further or management’s assessment of the loan portfolio were to change, it is expected that additional loan loss provisions would be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at June 30, 2020 were $7.6 million, a decrease of $542,000 from $8.2 million at December 31, 2019, and a decrease of $423,000 from $8.1 million at March 31, 2020.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.14% at June 30, 2020, compared to 0.16% at December 31, 2019 and 0.16% at March 31, 2020.

Compared to December 31, 2019 and March 31, 2020, non-performing loans increased $770,000 amd $10,000, respectively, to $5.3 million at June 30, 2020, and foreclosed assets decreased $1.3 million and $433,000, respectively, to $2.3 million at June 30, 2020. Non-performing one- to four-family residential loans comprised $2.4 million, or 45.2%, of the total non-performing loans at June 30, 2020, an increase of $89,000 from March 31, 2020. Non-performing commercial business loans comprised $1.2 million, or 22.3%, of the total non-performing loans at June 30, 2020, a decrease of $17,000 from March 31, 2020.  Non-performing consumer loans comprised $992,000, or 18.8%, of the total non-performing loans at June 30, 2020, a decrease of $52,000 from March 31, 2020.  Non-performing commercial real estate loans comprised $727,000, or 13.7%, of the total non-performing loans at June 30, 2020, a decrease of $10,000 from March 31, 2020.

Compared to December 31, 2019 and March 31, 2020, potential problem loans decreased $387,000 and $190,000, respectively, to $4.0 million at June 30, 2020. Due to the deteriorating economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in the remainder of 2020.  As noted, we experienced an increased level of loan modifications in late March through June 2020.  In accordance with guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation.  Although loan modifications were made, they did not result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans.  If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans.  Further actions on our part, including additions to the allowance for loan losses, could result.

Activity in the non-performing loans categories during the quarter ended June 30, 2020, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,299	143	—	—	—	—	(54)	2,388
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	737	—	—	—	—	—	(10)	727
Commercial business	1,199	—	—	—	—	—	(17)	1,182
Consumer	1,044	87	—	—	(14)	(24)	(101)	992

Total	$5,279	$230	$—	$—	$(14)	$(24)	$(182)	$5,289

At June 30, 2020, the non-performing commercial business category included three loans, none of which were added during the current quarter.  The largest relationship in this category, which was added during 2018, totaled $1.0 million, or 87.5% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing one- to four-family residential category included 35 loans, three of which were added during the current quarter.  The largest relationship in the category totaled $276,000, or 11.5% of the total category.  The non-performing commercial real estate category included three loans, none of which were added during the current quarter.  The largest relationship in the category totaled $530,000, or 72.9% of the total category.  The non-performing consumer category included 94 loans, nine of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended June 30, 2020, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	24	—	—	—	—	—	24
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	590	—	—	—	—	—	(10)	580
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,067	—	—	—	—	—	(120)	2,947
Commercial business	—	—	—	—	—	—	—	—
Consumer	527	25	—	—	(30)	(23)	(56)	443

Total	$4,184	$49	$—	$—	$(30)	$(23)	$(186)	$3,994

At June 30, 2020, the commercial real estate category of potential problem loans included two loans, neither of which was added during the current quarter.  The largest relationship in this category (added during 2018), which totaled $1.8 million, or 61.6% of the total category, is collateralized by a mixed use commercial retail building.  Payments were current on this relationship at June 30, 2020. The other relationship in the category (added during 2019), which totaled $1.1 million, or 38.4% of the total category, is collateralized by a commercial retail building.  Payments were also current on this relationship at June 30, 2020.  The one- to four-family residential category of potential problem loans included 14 loans, none of which were added during the current quarter. The consumer category of potential problem loans included 56 loans, six of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2020, excluding $1.2 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $860,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	610	—	(260)	—	—	350
Land development	1,358	—	—	—	—	1,358
Commercial construction	—	—	—	—	—	—
One- to four-family residential	291	—	—	—	—	291
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	513	173	(346)	—	—	340

Total	$2,772	$173	$(606)	$—	$—	$2,339

At June 30, 2020, the land development category of foreclosed assets included three properties, the largest of which is located in the Branson, Mo. area and had a balance of $768,000, or 56.5% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 60.2% was located in the Branson, Mo. area, including the largest property mentioned.  The subdivision construction category of foreclosed assets included one property, located in the Branson, Mo. Area, and had a balance of $350,000. The one- to four-family category of foreclosed assets included one property (added during the fourth quarter 2019), which is located in Springfield, Mo and had a balance of $291,000.  The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 through 2020.

BUSINESS INITIATIVES

The banking center network continues to evolve. In early April 2020, the Company was notified by its landlord that the Great Southern banking centers located inside the Hy-Vee stores at 2900 Devils Glen Rd in Bettendorf, Iowa, and 2351 W. Locust St. in Davenport, Iowa, must permanently cease operations due to store infrastructure changes. These offices have been closed to the public since late March 2020 due to the COVID-19 pandemic. Bank customers have been informed that the Hy-Vee banking centers will permanently close on July 21, 2020, with customer accounts transferring to nearby offices. Great Southern will ultimately operate three banking centers in the Quad Cities market area – two in Davenport and one in Bettendorf.

During the second quarter 2020, remodeling of the downtown office at 1900 Main in Parsons, Kansas, continued, which includes the addition of drive-thru banking lanes. Remodeling is expected to be completed in mid-August, whereupon the nearby drive-thru facility will be consolidated into the downtown office, leaving one location serving the Parsons market.

In June 2020, the Company completed the public offering and sale of $75 million of its 5.50% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030. The Notes were sold at par, resulting in net proceeds, after underwriting discounts and commissions, of approximately $73.9 million. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Company intends to use the net proceeds of the offering for general corporate purposes, which may include repayment or redemption of outstanding indebtedness, the payment of dividends, providing capital to support its organic growth or growth through strategic acquisitions, capital expenditures, financing investments, repurchasing shares of its common stock and for investments in the Bank as regulatory capital.

On June 17, 2020, the Company announced that Douglas Marrs, Vice President and Director of Operations of the Bank and Secretary of the Company, intends to retire in June 2021.  Marrs is primarily responsible for general bank operations and facilities management.  He announced his intention to retire well in advance to assure an orderly leadership transition over the next year. With more than 40 years in the banking industry, Marrs joined Great Southern in 1996. He has been an integral part of the Bank’s growth and success for the last 24 years. During that time period, the Bank has grown from approximately $700 million in assets with operations primarily in the southwest Missouri region, to approximately $5.6 billion in assets and offices in 11 states, as of June 30, 2020.

Great Southern Bank has been recognized as part of Forbes’ annual list of the World’s Best Banks 2020. Great Southern was ranked as the sixth best bank in the United States. The World’s Best Banks list is comprised of the financial institutions that differentiate their services and build trustworthy relationships with their customers. 450 banks around the world are featured on the list, which was announced online on May 14, 2020, and can currently be viewed on the Forbes website. The study involved 40,000 bank customers from 23 countries to rate banks they are involved with on general satisfaction and key attributes like trust, fees, digital services and financial advice.

The Company will host a conference call on Tuesday, July 21, 2020, at 2:00 p.m. Central Time to discuss second quarter 2020 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 8373048. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 95 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic is adversely affecting the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xi) changes in accounting policies and practices or accounting standards, including Accounting Standards Update 2016-13, Credit Losses (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss model, which, upon adoption, is expected to result in an increase in the Company’s allowance for credit losses; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three and six months ended June 30, 2020 and 2019, and the three months ended March 31, 2020, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2020	2019
Selected Financial Condition Data:	(In thousands)

Total assets	$5,566,650	$5,015,072
Loans receivable, gross	4,459,724	4,201,380
Allowance for loan losses	49,801	40,294
Other real estate owned, net	4,435	5,525
Available-for-sale securities, at fair value	446,935	374,175
Deposits	4,512,158	3,960,106
Total borrowings	366,709	412,374
Total common stockholders’ equity	626,728	603,066
Non-performing assets (excluding FDIC-assisted transaction assets)	7,628	8,170

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020
	(In thousands)
Selected Operating Data:
Interest income	$54,011	$58,723	$111,485	$116,081	$57,474
Interest expense	10,556	13,802	23,092	26,555	12,536
Net interest income	43,455	44,921	88,393	89,526	44,938
Provision for loan losses	6,000	1,600	9,871	3,550	3,871
Non-interest income	8,261	7,157	15,627	14,607	7,367
Non-interest expense	29,349	28,383	60,163	56,877	30,815
Provision for income taxes	3,164	3,720	5,915	7,718	2,751
Net income and net income available to common shareholders	$13,203	$18,375	$28,071	$35,988	$14,868

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$ 0.93	$ 1.28	$ 1.98	$ 2.52	$ 1.04
Book value	$ 44.50	$ 40.30	$ 44.50	$ 40.30	$ 43.61

Earnings Performance Ratios:
Annualized return on average assets	0.98%	1.52%	1.08%	1.51%	1.20%
Annualized return on average common stockholders’ equity	8.45%	13.24%	9.18%	13.18%	9.93%
Net interest margin	3.39%	3.97%	3.61%	4.02%	3.84%
Average interest rate spread	3.12%	3.64%	3.32%	3.69%	3.54%
Efficiency ratio	56.75%	54.50%	57.84%	54.62%	58.91%
Non-interest expense to average total assets	2.17%	2.35%	2.32%	2.38%	2.48%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.14%	0.97%	1.14%	0.97%	1.07%
Non-performing assets to period-end assets	0.14%	0.33%	0.14%	0.33%	0.16%
Non-performing loans to period-end loans	0.12%	0.27%	0.12%	0.27%	0.12%
Annualized net charge-offs to average loans	0.01%	0.10%	0.02%	0.13%	0.02%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2020	December 31, 2019	March 31, 2020
	(In thousands)
Assets
Cash	$97,208	$99,299	$104,142
Interest-bearing deposits in other financial institutions	376,437	120,856	136,352
Cash and cash equivalents	473,645	220,155	240,494

Available-for-sale securities	446,935	374,175	395,799
Mortgage loans held for sale	20,188	9,242	16,160
Loans receivable (1), net of allowance for loan losses of $49,801 – June 2020; $40,294 – December 2019; $43,928 – March 2020	4,399,645	4,153,982	4,195,035
Interest receivable	14,759	13,530	13,437
Prepaid expenses and other assets	47,688	74,984	47,712
Other real estate owned and repossessions (2), net	4,435	5,525	4,979
Premises and equipment, net	140,558	141,908	141,699
Goodwill and other intangible assets	7,521	8,098	7,809
Federal Home Loan Bank stock and other interest earning assets	11,276	13,473	9,896

Total Assets	$5,566,650	$5,015,072	$5,073,020

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,512,158	$3,960,106	$4,178,918
Securities sold under reverse repurchase agreements with customers	191,624	84,167	124,484
Short-term borrowings	1,279	228,157	1,312
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	148,032	74,276	74,385
Accrued interest payable	3,464	4,250	2,747
Advances from borrowers for taxes and insurance	10,729	7,484	9,195
Accounts payable and accrued expenses	33,520	24,904	31,019
Current and deferred income taxes	13,342	2,888	10,954
Total Liabilities	4,939,922	4,412,006	4,458,788

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2020, December 2019 and March 2020 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2020 – 14,084,420 shares; December 2019 – 14,261,052 shares; March 2020 – 14,083,820 shares	141	143	141
Additional paid-in capital	34,230	33,510	33,958
Retained earnings	533,346	537,167	524,922
Accumulated other comprehensive gain	59,011	32,246	55,211
Total Stockholders’ Equity	626,728	603,066	614,232

Total Liabilities and Stockholders’ Equity	$5,566,650	$5,015,072	$5,073,020

(1)At June 30, 2020, December 31, 2019 and March 31, 2020, includes loans, net of discounts, totaling $110.7 million, $127.2 million and $117.2 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)At June 30, 2020, December 31, 2019 and March 31, 2020, includes foreclosed assets, net of discounts, totaling $1.2 million, $1.0 million and $1.3 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, June 30, 2020, December 31, 2019 and March 31, 2020, includes $860,000, $871,000 and $860,000 of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020
Interest Income
Loans	$50,848	$55,771	$104,978	$110,327	$54,130
Investment securities and other	3,163	2,952	6,507	5,754	3,344
	54,011	58,723	111,485	116,081	57,474
Interest Expense
Deposits	9,041	11,582	19,618	22,052	10,577
Short-term borrowings and repurchase agreements	10	859	659	1,780	649
Subordinated debentures issued to capital trust	167	267	383	534	216
Subordinated notes	1,338	1,094	2,432	2,189	1,094
	10,556	13,802	23,092	26,555	12,536

Net Interest Income	43,455	44,921	88,393	89,526	44,938
Provision for Loan Losses	6,000	1,600	9,871	3,550	3,871
Net Interest Income After Provision for Loan Losses	37,455	43,321	78,522	85,976	41,067

Noninterest Income
Commissions	176	163	442	497	266
Service charges and ATM fees	4,140	5,309	8,898	10,268	4,758
Net gains on loan sales	1,841	376	2,430	623	590
Late charges and fees on loans	468	356	824	702	355
Net realized gains on sales of available-for-sale securities	78	—	78	10	—
Loss on derivative interest rate products	(106)	(44)	(514)	(68)	(407)
Other income	1,664	997	3,469	2,575	1,805
	8,261	7,157	15,627	14,607	7,367

Noninterest Expense
Salaries and employee benefits	16,830	15,428	34,999	31,068	18,169
Net occupancy expense	6,707	6,449	13,473	12,850	6,766
Postage	777	784	1,546	1,550	769
Insurance	534	662	916	1,328	382
Advertising	437	842	1,057	1,368	620
Office supplies and printing	301	226	535	485	235
Telephone	1,005	839	1,917	1,742	912
Legal, audit and other professional fees	664	630	1,262	1,342	598
Expense on other real estate and repossessions	268	419	747	1,039	479
Partnership tax credit investment amortization	—	91	—	182	—
Acquired deposit intangible asset amortization	289	289	577	613	289
Other operating expenses	1,537	1,724	3,134	3,310	1,596
	29,349	28,383	60,163	56,877	30,815
Income Before Income Taxes	16,367	22,095	33,986	43,706	17,619
Provision for Income Taxes	3,164	3,720	5,915	7,718	2,751

Net Income and Net Income Available to Common Shareholders	$13,203	$18,375	$28,071	$35,988	$14,868

Earnings Per Common Share
Basic	$0.94	$1.29	$1.99	$2.54	$1.05
Diluted	$0.93	$1.28	$1.98	$2.52	$1.04

Dividends Declared Per Common Share	$0.34	$0.32	$1.68	$1.39	$1.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.5 million and $1.0 million for the three months ended June 30, 2020 and 2019, respectively.  Net fees included in interest income were $2.6 million and $2.1 million for the six months ended June 30, 2020 and 2019, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2020(1)	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.84%	$652,281	$7,432	4.58%	$515,749	$6,556	5.10%
Other residential	4.29	936,541	10,940	4.70	819,577	11,270	5.52
Commercial real estate	4.23	1,533,078	17,390	4.56	1,414,009	18,304	5.19
Construction	4.34	636,914	7,612	4.81	713,885	10,585	5.95
Commercial business	3.72	340,872	3,361	3.97	259,779	3,358	5.18
Other loans	5.32	293,432	3,891	5.33	403,584	5,450	5.42
Industrial revenue bonds	4.44	9,757	222	9.16	14,940	248	6.67

Total loans receivable	4.34	4,402,875	50,848	4.64	4,141,523	55,771	5.40

Investment securities	2.97	433,410	3,082	2.86	309,170	2,415	3.13
Other interest-earning assets	0.24	321,414	81	0.10	88,024	537	2.45

Total interest-earning assets	3.91	5,157,699	54,011	4.21	4,538,717	58,723	5.19
Non-interest-earning assets:
Cash and cash equivalents		97,468			92,500
Other non-earning assets		148,031			190,416
Total assets		$5,403,198			$4,821,633

Interest-bearing liabilities:
Interest-bearing demand and savings	0.34	$1,838,077	1,862	0.41	$1,498,795	1,930	0.52
Time deposits	1.44	1,789,349	7,179	1.61	1,733,163	9,652	2.23
Total deposits	0.86	3,627,426	9,041	1.00	3,231,958	11,582	1.44
Short-term borrowings and repurchase agreements	0.02	162,346	10	0.03	244,586	859	1.41
Subordinated debentures issued to capital trust	2.29	25,774	167	2.60	25,774	267	4.16
Subordinated notes	5.86	89,840	1,338	5.99	74,015	1,094	5.93

Total interest-bearing liabilities	1.01	3,905,386	10,556	1.09	3,576,333	13,802	1.55
Non-interest-bearing liabilities:
Demand deposits		833,251			655,642
Other liabilities		39,824			34,504
Total liabilities		4,778,461			4,266,479
Stockholders’ equity		624,737			555,154
Total liabilities and stockholders’ equity		$5,403,198			$4,821,633

Net interest income:
Interest rate spread	2.90%		$43,455	3.12%		$44,921	3.64%
Net interest margin*				3.39%			3.97%
Average interest-earning assets to average interest-bearing liabilities		132.1%			126.9%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at June 30, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2020.

	June 30, 2020(1)	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.84%	$628,076	$14,570	4.67%	$506,490	$12,944	5.15%
Other residential	4.29	881,486	21,696	4.95	815,354	22,260	5.51
Commercial real estate	4.23	1,511,434	35,970	4.79	1,400,789	36,000	5.18
Construction	4.34	673,444	17,335	5.18	690,883	20,758	6.06
Commercial business	3.72	305,016	6,552	4.32	261,967	6,750	5.20
Other loans	5.32	305,435	8,424	5.55	420,190	11,154	5.35
Industrial revenue bonds	4.44	10,015	431	8.65	15,072	461	6.17

Total loans receivable	4.34	4,314,906	104,978	4.89	4,110,745	110,327	5.41

Investment securities	2.97	409,206	6,165	3.03	293,937	4,666	3.20
Other interest-earning assets	0.24	205,768	342	0.33	91,182	1,088	2.41

Total interest-earning assets	3.91	4,929,880	111,485	4.55	4,495,864	116,081	5.21
Non-interest-earning assets:
Cash and cash equivalents		94,124			91,657
Other non-earning assets		159,353			185,672
Total assets		$5,183,357			$4,773,193

Interest-bearing liabilities:
Interest-bearing demand and savings	0.34	$1,706,794	3,979	0.47	$1,485,948	3,693	0.50
Time deposits	1.44	1,751,125	15,639	1.80	1,703,087	18,359	2.17
Total deposits	0.86	3,457,919	19,618	1.14	3,189,035	22,052	1.39
Short-term borrowings and repurchase agreements	0.02	213,700	659	0.62	251,347	1,780	1.43
Subordinated debentures issued to capital trust	2.29	25,774	383	2.99	25,774	534	4.18
Subordinated notes	5.86	82,087	2,432	5.96	73,958	2,189	5.97

Total interest-bearing liabilities	1.01	3,779,480	23,092	1.23	3,540,114	26,555	1.52
Non-interest-bearing liabilities:
Demand deposits		754,618			657,018
Other liabilities		37,385			30,011
Total liabilities		4,571,483			4,227,143
Stockholders’ equity		611,874			546,050
Total liabilities and stockholders’ equity		$5,183,357			$4,773,193

Net interest income:
Interest rate spread	2.90%		$88,393	3.32%		$89,526	3.69%
Net interest margin*				3.61%			4.02%
Average interest-earning assets to average interest-bearing liabilities		130.4%			127.0%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at June 30, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended June 30, 2020.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020		2019		2020		2019
	(Dollars in thousands)
Reported net interest income/margin	$43,455	3.39%	$44,921	3.97%	88,393	3.61%	$89,526	4.02%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	1,537	0.12	1,399	0.12	3,403	0.14	2,911	0.13
Core net interest income/margin	$41,918	3.27%	$43,522	3.85%	84,990	3.47%	$86,615	3.89%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2020	2019
	(Dollars in thousands)
Common equity at period end	$626,728	$603,066
Less: Intangible assets at period end	7,521	8,098
Tangible common equity at period end (a)	$619,207	$594,968

Total assets at period end	$5,566,650	$5,015,072
Less: Intangible assets at period end	7,521	8,098
Tangible assets at period end (b)	$5,559,129	$5,006,974

Tangible common equity to tangible assets (a) / (b)	11.14%	11.88%